EXHIBIT 99.1

Woodward Reports First Quarter Fiscal Year 2023 Results

FORT COLLINS, Colo., Jan. 30, 2023 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its first quarter of fiscal year 2023. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.)

First Quarter Overview

  Net sales were $619 million, compared to $542 million, an increase of 14 percent.
  Net earnings were $30 million, or $0.49 per share. For the first quarter of fiscal 2022, net earnings were $30 million, or $0.47 per share and adjusted net earnings1 were $36 million, or $0.56 per share.
  Net cash provided by operating activities was $5 million, compared to $39 million. Free cash flow1 was negative $19 million. For the first quarter of fiscal 2022, free cash flow was $26 million and adjusted free cash flow1 was $27 million.

“We delivered first quarter earnings in line with our expectations, although our Industrial segment had a challenging quarter. While demand remained healthy, ongoing industry-wide operating challenges, including labor and supply chain disruptions and inflation, impacted profitability in the quarter as anticipated, and negatively affected cash flow,” said Chip Blankenship, Chairman and Chief Executive Officer. “We believe the strategic investments we are making in the business will reduce supply chain risk and complexity, as well as improve operational performance. We anticipate the supply chain and labor disruptions will begin to subside in the second half of the fiscal year, and strong end market demand will continue. Therefore, our previously issued fiscal 2023 outlook remains unchanged.”

First Quarter Company Results

Net sales for the first quarter of fiscal 2023 were $619 million, compared to $542 million, an increase of 14 percent. The impact of ongoing global supply chain and labor disruptions at the end of the first quarter of 2023 was approximately $95 million. The negative impact of foreign currency exchange rates was approximately $19 million in the quarter.

Net earnings were $30 million, or $0.49 per share, for the first quarter of 2023. For the first quarter of fiscal 2022, net earnings were $30 million, or $0.47 per share, and adjusted net earnings were $36 million, or $0.56 per share.

EBIT1 was $43 million for the first quarter of 2023. For the first quarter of 2022, EBIT was $45 million and adjusted EBIT1 was $53 million.

The effective tax rate was 6.7 percent for the first quarter of 2023. For the first quarter of 2022, the effective tax rate was 19.7 percent and the adjusted effective tax rate1 was 20.6 percent.

Segment Results

Aerospace

Aerospace segment net sales for the first quarter of fiscal 2023 were $396 million, compared to $336 million, an increase of 18 percent.

Recovery in passenger traffic and increased aircraft utilization continue to drive significant growth in commercial OEM and aftermarket sales. Defense OEM sales were down due to continued weakness in guided weapons, while defense aftermarket sales were flat.

Aerospace segment earnings for the first quarter of 2023 were $55 million, compared to $51 million. Segment earnings as a percent of segment net sales were 14.0 percent for the first quarter of 2023, compared to 15.2 percent. Aerospace segment earnings increased primarily as a result of price realization and higher commercial OEM and aftermarket volume. Segment earnings, including as a percent of segment net sales, were negatively impacted by the net inflationary impacts on material and labor costs, increases in costs related to supply chain disruptions, inefficiencies related to training new hires, and the return of annual incentive compensation.

Industrial

Industrial segment net sales for the first quarter of fiscal 2023 were $223 million, compared to $205 million, an increase of 9 percent. Industrial sales for the first quarter of 2023 increased primarily due to higher marine sales from continued utilization of the in-service fleet, and strong industrial turbomachinery sales supporting increased demand for power generation and process industries. The sales increase was partially offset by the negative impact of foreign currency exchange rates of approximately $17 million in the quarter.

Industrial segment earnings for the first quarter of 2023 were $11 million, compared to $24 million. Segment earnings as a percent of segment net sales were 5.1 percent for the first quarter of 2023, compared to 11.5 percent. The decrease in segment earnings was a result of net inflationary impacts on material and labor costs, increases in costs related to supply chain disruptions, inefficiencies related to training new hires, unfavorable foreign currency effects and the return of annual incentive compensation, all partially offset by increased sales volume and price realization.

Nonsegment

Nonsegment expenses were $24 million for the first quarter of fiscal 2023. For the first quarter of fiscal 2022 nonsegment expenses were $29 million and adjusted nonsegment expenses1 were $21 million.

Cash Flow and Financial Position

Net cash provided by operating activities was $5 million, compared to $39 million. Payments for property, plant, and equipment for the first quarter of 2023 were $24 million, compared to $13 million.

Free cash flow was negative $19 million. For the first quarter of fiscal 2022, free cash flow was $26 million and adjusted free cash flow was $27 million. The decrease in free cash flow was primarily related to inventory increases due to supply chain and labor disruption impacts, increased capital expenditures and timing of tax payments.

During the first quarter of fiscal 2023, $37 million was returned to stockholders in the form of $11 million of dividends and $26 million of repurchased shares under our board authorized share repurchase program.

Total debt was $834 million at December 31, 2022, compared to $730 million at December 31, 2021. Debt-to-EBITDA1 leverage at December 31, 2022, was 2.3 times EBITDA, compared to 1.7.

Fiscal Year 2023 Outlook

Woodward’s previously stated fiscal 2023 outlook remains unchanged.

Woodward’s fiscal 2023 outlook assumes improving operational and financial performance while continuing to navigate a challenging industry-wide environment. The supply chain and labor disruptions are anticipated to begin to subside during the second half of the fiscal year. However, the timing of improvement is uncertain and results could be negatively impacted if supply chain and labor disruptions do not improve as anticipated.

The strong demand environment, as well as increased price realization, are expected to continue. Total net sales for fiscal 2023 are expected to be between $2.60 billion and $2.75 billion. Aerospace sales growth percentage is expected to be between 14 and 19 percent. Industrial sales growth percentage is expected to be flat to up 5 percent.

Aerospace segment earnings as a percent of segment net sales are expected to increase by approximately 150 to 200 basis points. Industrial segment earnings as a percent of segment net sales are expected to be flat.

EBIT is expected to include approximately $60 million of annual variable incentive compensation costs, an increase of approximately $50 million over fiscal year 2022.

The effective tax rate is expected to be approximately 19 percent.

Free cash flow is expected to be between $200 million and $250 million, with an anticipated free cash flow conversion rate of greater than 100 percent. Capital expenditures are expected to be approximately $80 million.

Earnings per share is expected to be between $3.15 and $3.60 based on approximately 61 million of fully diluted weighted average shares outstanding.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, January 30, 2023, to provide an overview of the financial performance for the first quarter of fiscal year 2023, business highlights, and outlook for the remainder of fiscal 2023. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-888-440-4531 (domestic) or 1-646-960-0808 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 4278216. An audio replay will be available by telephone from 7:30 p.m. EST on January 30, 2023 until 11:59 p.m. EST on February 13, 2023. The telephone number to access the replay is 1-800-770-2030 (domestic) or 1-647-362-9199 (international), reference access code 4278216.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”. The call and presentation will remain accessible on the website for 14 days.

About Woodward, Inc.

Woodward is the global leader in the design, manufacture, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, our expectations of revenue growth in fiscal year 2023, including our expectations regarding market demand; the impact of pricing and productivity; trends in our margins for fiscal year 2023; the impact of our strategic investments to mitigate supply chain risk, reduce complexity, and improve operational performance, including our ability to deliver on such investments to position Woodward to efficiently capitalize on strong end market demand; and statements regarding our business and financial outlook for fiscal year 2023, including our guidance for sales, earnings, EBIT, variable compensation costs, effective tax rate and free cash flow and capital expenditures as well as our assumptions regarding our outlook, anticipated trends in our business and the timing of improvements in the supply chain and labor environment. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to: (1) uncertainties related to the COVID-19 pandemic; (2) global economic uncertainty and instability in the financial markets that affect Woodward, its customers, and its supply chain; (3) risks related to continued constraints and disruptions in the global supply chain and labor markets; (4) Woodward’s long sales cycle; (5) risks related to Woodward’s concentration of revenue among a relatively small number of customers; (6) Woodward’s ability to implement and realize the intended effects of any restructuring efforts; (7) Woodward’s ability to successfully manage competitive factors including expenses and fluctuations in sales; (8) changes and consolidations in the aerospace market; (9) Woodward’s financial obligations including debt obligations and tax expenses and exposures; (10) risks related to Woodward’s U.S. government contracting activities including potential changes in government spending patterns; (11) Woodward’s ability to protect its intellectual property rights and avoid infringing the intellectual property rights of others; (12) changes in the estimates of fair value of reporting units or of long-lived assets; (13) environmental risks; (14) Woodward’s continued access to a stable workforce and favorable labor relations with its employees; (15) Woodward’s ability to manage various regulatory and legal matters; (16) risks from operating internationally; (17) cybersecurity and other technological risks; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as well as its Quarterly Report on Form 10-Q for the first quarter ended December 31, 2022, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three-Months Ended
	December 31,
	2022	2021

Net sales	$618,619	$541,586
Costs and expenses:
Cost of goods sold	492,663	419,151
Selling, general, and administrative expenses	63,187	62,306
Research and development costs	28,634	25,392
Interest expense	11,142	8,306
Interest income	(366)	(641)
Other (income) expense, net	(8,390)	(10,674)
Total costs and expenses	586,870	503,840
Earnings before income taxes	31,749	37,746
Income taxes	2,143	7,441
Net earnings	$29,606	$30,305

Earnings per share amounts:
Basic earnings per share	$0.50	$0.48
Diluted earnings per share	$0.49	$0.47
Weighted average common shares outstanding:
Basic	59,667	63,094
Diluted	60,928	65,099

Cash dividends per share paid to Woodward common stockholders	$0.1900	$0.1625

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	December 31,	September 30,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$99,335	$107,844
Accounts receivable	597,053	609,964
Inventories	573,834	514,287
Income taxes receivable	5,051	5,179
Other current assets	84,229	74,695
Total current assets	1,359,502	1,311,969
Property, plant, and equipment, net	921,665	910,472
Goodwill	793,920	772,559
Intangible assets, net	485,644	460,580
Deferred income tax assets	24,849	23,447
Other assets	309,228	327,419
Total assets	$3,894,808	$3,806,446

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$109,300	$66,800
Current portion of long-term debt	76,027	856
Accounts payable	219,365	230,519
Income taxes payable	37,086	34,655
Accrued liabilities	191,383	206,283
Total current liabilities	633,161	539,113
Long-term debt, less current portion	649,093	709,760
Deferred income tax liabilities	136,825	127,195
Other liabilities	536,294	529,256
Total liabilities	1,955,373	1,905,324
Stockholders’ equity	1,939,435	1,901,122
Total liabilities and stockholders’ equity	$3,894,808	$3,806,446

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2022	2021
Net cash provided by operating activities	$5,402	$39,290

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(24,390)	(13,123)
Proceeds from sale of assets	30	1
Payments for business acquisition, net of cash acquired	878	-
Proceeds from sales of short-term investments	7	7
Net cash used in investing activities	(23,475)	(13,115)

Cash flows from financing activities:
Cash dividends paid	(11,355)	(10,247)
Proceeds from sales of treasury stock	1,199	3,198
Payments for repurchases of common stock	(26,369)	(39,258)
Borrowings on revolving lines of credit and short-term borrowings	413,700	-
Payments on revolving lines of credit and short-term borrowings	(371,200)	-
Payments of long-term debt and finance lease obligations	(98)	(381)
Net cash provided by (used in) financing activities	5,877	(46,688)
Effect of exchange rate changes on cash and cash equivalents	3,687	(967)
Net change in cash and cash equivalents	(8,509)	(21,480)
Cash and cash equivalents at beginning of year	107,844	448,462
Cash and cash equivalents at end of period	$99,335	$426,982

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended December 31,
	2022	2021
Net sales:
Aerospace	$395,685	$336,435
Industrial	222,934	205,151
Total consolidated net sales	$618,619	$541,586
Segment earnings*:
Aerospace	$55,434	$51,083
As a percent of segment net sales	14.0%	15.2%
Industrial	11,402	23,693
As a percent of segment net sales	5.1%	11.5%
Total segment earnings	66,836	74,776
Nonsegment expenses	(24,311)	(29,365)
EBIT	42,525	45,411
Interest expense, net	(10,776)	(7,665)
Consolidated earnings before income taxes	$31,749	$37,746

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$24,390	$13,123
Depreciation expense	$20,126	$21,033

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended
	December 31, 2022
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$31,749	$29,606	$0.49
Non-U.S. GAAP adjustments:
Non-recurring matter unrelated to the ongoing operations of the business	-	-	-
Business development activities	-	-	-
Total non-U.S. GAAP adjustments	-	-	-
Adjusted earnings (Non-U.S. GAAP)	$31,749	$29,606	$0.49

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended
	December 31, 2021
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$37,746	$30,305	$0.47
Non-U.S. GAAP adjustments:
Non-recurring matter unrelated to the ongoing operations of the business	5,000	3,750	0.06
Business development activities	2,982	2,236	0.03
Total non-U.S. GAAP adjustments	7,982	5,986	0.09
Adjusted earnings (Non-U.S. GAAP)	$45,728	$36,291	$0.56

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three-Months Ended December 31,
	2022	2021
Net earnings (U.S. GAAP)	$29,606	$30,305
Income taxes	2,143	7,441
Interest expense	11,142	8,306
Interest income	(366)	(641)
EBIT (Non-U.S. GAAP)	42,525	45,411
Non-U.S. GAAP adjustments*	-	7,982
Adjusted EBIT (Non-U.S. GAAP)	$42,525	$53,393

*See Reconciliation of Earnings to Adjusted Earnings[1] table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three-Months Ended December 31,
	2022	2021
Net earnings (U.S. GAAP)	$29,606	$30,305
Income taxes	2,143	7,441
Interest expense	11,142	8,306
Interest income	(366)	(641)
Amortization of intangible assets	9,178	9,688
Depreciation expense	20,126	21,033
EBITDA (Non-U.S. GAAP)	71,829	76,132
Non-U.S. GAAP adjustments*	-	7,982
Adjusted EBITDA (Non-U.S. GAAP)	$71,829	$84,114

*See Reconciliation of Earnings to Adjusted Earnings[1] table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended December 31,
	2022	2021
Nonsegment expenses (U.S. GAAP)	$24,311	$29,365
Non-recurring matter unrelated to the ongoing operations of the business	-	(5,000)
Business development activities	-	(2,982)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$24,311	$21,383

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands)

	Three-Months Ended December 31,
	2022	2021

Net cash provided by operating activities (U.S. GAAP)	$5,402	$39,290
Payments for property, plant, and equipment	(24,390)	(13,123)
Free cash flow (Non-U.S. GAAP)	(18,988)	26,167
Cash paid for business development activities	-	770
Cash paid for restructuring charges	-	505
Adjusted free cash flow (Non-U.S. GAAP)	$(18,988)	$27,442

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) costs related to business development activities and (ii) a charge related to a non-recurring matter unrelated to the ongoing operations of the business. Woodward believes that these items are short-term costs or charges and are otherwise not related to the ongoing operations of the business. Therefore, Woodward uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash payments for costs related to business development activities and restructuring charges. Management believes these adjustments to free cash flow better portray Woodward’s operating performance. Guidance with respect to non-U.S. GAAP measures as provided in this release excludes, as applicable, costs, charges and payments related to (i) business development activities, and (ii) restructuring activities.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Dan Provaznik Director, Investor Relations 970-498-3849 Dan.Provaznik@woodward.com